Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on September 23, 2009 (the "Registration Statement") of our report dated September 10, 2009, relating to the consolidated balance sheets of Sharp Performance, Inc. ( a development stage company) (the "Company"), as of June 30, 2009 and 2008 and the related statement of operations, changes in stockholders' deficit, and cash flows for the year ended June 30, 2009 and for the period from June 5, 2008 (inception) to June 30, 2008 and for the period from June 5, 2008 (inception) to June 30, 2009 which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Bernstein & Pinchuk  LLP

New York, NY

September 23, 2009